Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

THE RELATIVE RIGHTS AND PREFERENCES

OF

THE SERIES A CONVERTIBLE PREFERRED STOCK

OF

LODE-STAR MINING INC.

It is hereby certified that:

a)       The name of the corporation (hereinafter called the “Company”) is Lode-Star Mining Inc.

b)       The articles of incorporation of the Company authorizes the issuance of 20,000,000 shares of preferred stock, par value $0.001 per share, and expressly vests in the Board of Directors of the Company (the “Board”) the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board.

c)       The Board, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating an issue of convertible preferred stock:

RESOLVED, that there be and hereby is authorized and created a series of preferred stock, hereby designated as the Series A Convertible Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such articles of incorporation and in addition thereto, those following:

1.       Designation and Amount. The preferred stock subject hereof shall be designated Series A Convertible Preferred Stock (the “Series A Preferred”), and the number of shares constituting Series A Preferred shall be one million (1,000,000). No other shares of preferred stock shall be designated as Series A Preferred.

2.       Voting Rights. The holders of shares of Series A Preferred shall be entitled to the following voting rights:

(a)     The holders of record of Series A Preferred shall be entitled to notice of, and to vote or consent to, all actions on which holders of Common Stock are required or permitted to act upon, including, without limitation, the election of directors. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of Series A Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and other series of Preferred Stock, shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, with respect to any question upon which the holders of Common Stock and the other series of Preferred Stock have the right to vote. For so long as any shares of the Series A Preferred are issued and outstanding, the holders of Series A Preferred shall vote together as a single class with the holders of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series A Preferred being entitled to 450 votes per share, and the holders of Common Stock and any other shares entitled to vote being entitled to one (1) vote per share, except as the articles of incorporation of the Company may otherwise provide.

(b)       A special meeting of holders of Series A Preferred (or a request for a vote by written consent without a meeting) to approve or disapprove any action of the Company on which the holders of Series A Preferred are entitled to vote as a separate class by law or pursuant to this Section 2 may be called by the President of the Company or by the holder(s) of sixty-six and two-thirds percent (66 2/3%) or more of the outstanding shares of Series A Preferred on written notice to the address of each holder thereof as it appears on the records of the Company deposited in the U.S. mail, all charges prepaid, at least ten (10) but no more than sixty (60) days prior to the applicable vote. The record date for determination of the holders of Series A Preferred entitled to vote by written consent or at a meeting shall be set by the Board, and only holders who are holding of record on the stock book of the Company on that date will be entitled to participate in such vote. Whenever holders of Series A Preferred are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. At any time at which any share of Series A Preferred has been issued and is outstanding, no proposal for the Company to take any action described in this paragraph (c) shall be adopted, nor shall the Company be authorized to take any such action, unless the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred voting as a separate class vote in favor of such proposal.

(c)       As long as any shares of Series A Preferred are outstanding, the Company shall not, without the written consent or affirmative vote of the holders of the then-outstanding shares of Series A Preferred, consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

      (i)       amend its articles of incorporation in any manner that adversely affects the rights of the holders of Series A Preferred, including without limitation, creating any new series of Preferred Stock;

      (ii)      alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of Series A Preferred contained herein or alter or amend this Certificate of Designation; or

     (iii)     enter into any agreement with respect to any of the foregoing.

(d)       Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each holder of Series A Preferred.

3.         Conversion. (a) Each issued and outstanding share of Series A Preferred shall be convertible, at any time and from time to time, into 450 shares of Common Stock.

(b)       The holder of any shares of Series A Preferred may exercise the conversion right set forth herein by delivering to the Company or any transfer agent of the Company for the Series A Preferred as may be designated by the Company, one or more certificates representing the shares to be converted, duly endorsed or assigned in blank to the Company (if required by it) (or such holder shall notify the Company or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates representing the shares of Common Stock issuable upon such conversion are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 4(g) (the “Conversion Date”).

(c)       As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, one or more certificates representing the shares of Common Stock to which such holder is entitled. The person in whose name the certificate(s) representing Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date. The Company shall not close its books against the transfer of shares of Series A Preferred in any manner that would interfere with the timely conversion of any shares of Series A Preferred. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series A Preferred representing the unconverted portion of the certificate so surrendered.

(d)       No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred. If more than one share of Series A Preferred shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series A Preferred (after aggregating all shares of Series A Preferred held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e)       The Company shall at all times reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares to provide for the full conversion of all outstanding shares of Series A Preferred. In the event that the Company has an insufficient number of shares of authorized but unissued shares of Common Stock to effect such conversion, upon any holder of the Series A Preferred expressing a written intention to convert its shares, the Company shall take any and all actions reasonably necessary to provide for a sufficient number of authorized shares of Common Stock to effect such conversion, including without limitation, the increase in the number of authorized shares and/or a reverse stock split of the Common Stock.

(f)       All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(g)       Each holder of shares of Series A Preferred shall be entitled to receive written notice from the Company, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Company, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Company, or any Business Combination, at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, to convert any or all of such holder’s shares of Series A Preferred into shares of Common Stock pursuant to this Section 3. The notice of any such event shall at a minimum specify the consideration to be received by shareholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of Common Stock and the consideration to be received on a per share basis by the holders of Series A Preferred. The term “Business Combination” shall mean (x) a merger, share exchange or consolidation of the Company with any other corporation or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company of all or substantially all of the Company’s assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

4.         Preference and Participation Upon Liquidation, Dissolution or Winding Up. The Series A Preferred shall rank senior and prior to all other securities issued by the Company upon any liquidation, dissolution or winding up of the Company. Upon the holders of the Series A Preferred having received the distributions to which they are entitled, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Common Stock and the Series A Preferred, on an as converted basis, pro rata in proportion to the number of shares of Common Stock held by each holder. A Business Combination shall be deemed a liquidation of the Company for purposes of this Section 4.

5.         Dividends. Dividends may be paid on the Series A Preferred as and when declared by the Board.

6.       Other Preferences. The shares of the Series A Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles of Incorporation of the Company.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Designation as of this 23 day of December, 2021.

LODE-STAR MINING INC.

By:
Name: Mark Walmesley
Title: President

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